EXHIBIT 99.1
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                               News Release

                                 LANDAUER

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                          LANDAUER, INC. REPORTS
                     FISCAL 2010 THIRD QUARTER RESULTS

                    Company Reduces Full Year Guidance

For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311
      jsinger@landauerinc.com

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GLENWOOD, ILL. -- AUGUST 3, 2010 -- LANDAUER, INC. (NYSE: LDR), a
recognized global leader in personal and environmental radiation monitoring and the leading domestic provider of outsourced medical physics services today reported financial results for the three and nine months ended
June 30, 2010.


FISCAL 2010 THIRD QUARTER HIGHLIGHTS

  . Revenue grew 12 percent to $26.3 million on contribution from acquired companies.

  . Gross profit grew 3 percent to $16.1 million on increased sales and revenue mix.

  . Operating earnings declined 11 percent to $8.0 million due to impact of prior year non-recurring revenue.

  . Effective tax rate declined to 22 percent due primarily to recognition of the benefit of prior year deductions for domestic production activities.

  . Net income declined 6 percent to $6.2 million, or $0.66 per diluted share.

  . Fiscal 2010 guidance adjusted to reflect delay in funding on key initiatives.

"We continue to make solid progress against our key strategic priorities, as evidenced by our revenue growth. However, this quarter's financial results were negatively impacted by unforeseen delays in the funding process for initiatives with the U.S. military and first responder markets, and to a lesser extent the current economic environment," explained Bill Saxelby, President and CEO of Landauer.

"In addition, the market acceptance of the Global Physics Solutions acquisition has been excellent and we see strong interest in an expanded service offering that incorporates elements of medical physics and our occupational monitoring competencies. However, the sales cycle for certain medical physics services is proving to be longer than we anticipated originally."




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       Landauer, Inc.  2 Science Road  Glenwood, Illinois 60425-1586
        Telephone: 708.755.7000  Fax: 708.755.7011  landauerinc.com


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LANDAUER, INC. - ADD 1


REVENUE GROWTH DRIVEN BY ACQUISITIONS

Revenues for the third fiscal quarter of 2010 were $26.3 million, a 12 percent increase compared with the $23.5 million reported for the third fiscal quarter of 2009. Domestic revenue increased 21 percent, or $3.4 million, on contribution from Global Physics Solutions of $4.0 million, offset by declines in InLight equipment sales. International revenue declined 10 percent, or $0.7 million. $1.7 million of the change is due to a planned change in the supply relationship between Landauer and Nagase Landauer, our unconsolidated joint venture in Japan. With the conversion of Nagase Landauer's customer base from Luxel to the InLight technology, the venture will no longer be purchasing service badges. The historical Luxel badge revenue will be partially offset by a royalty arrangement, resulting in no corresponding impact on net income. This reduction in revenue was partially offset by contributions from acquired companies of $0.7 million and organic growth.

Cost of sales for the third fiscal quarter of 2010 was $10.2 million, a 29 percent increase compared with the $7.9 million reported for the third fiscal quarter of 2009. The primary factor contributing to the increase was $3.5 million of increased cost from acquired companies. The gross margin declined to 61 percent from 66 percent in the year ago period, primarily due to the lower margin contribution of the Medical Physics segment. Selling, general and administrative costs for the third fiscal quarter of 2010 were $8.1 million, a 22 percent increase compared with the $6.6 million reported for the third fiscal quarter of 2009. The primary factor contributing to the increase was approximately $1.2 million of increased spending from acquired companies.

The effective tax rate for the third fiscal quarter of 2010 decreased to 22 percent compared with 30 percent for the third fiscal quarter of 2009. The reduction is due primarily to recognition of the benefit of prior year deductions for domestic production activities not previously included on the Company's Federal income tax returns. Net income for the fiscal quarter ended June 30, 2010 was $6.2 million, a decline of 6 percent compared with $6.5 million for the third fiscal quarter of 2009. The resulting diluted earnings per share for the third fiscal quarter of 2010 were $0.66 compared with $0.70 for the third fiscal quarter of 2009.

For the nine months ended June 30, 2010, revenues increased 20 percent to $85.3 million compared to $70.9 million at this time last year. The gross profit margin was 62 percent versus 67 percent from last year's nine-month period ended June 30, 2009. Selling, general and administrative expenses for the first nine months of fiscal 2010 increased 23 percent to $24.3 million compared with $19.8 million in fiscal 2009. In conjunction with the acquisition activity during fiscal 2010, the Company incurred $1.7 million ($1.3 million, after-tax) of acquisition and reorganization costs.

During the second quarter of fiscal 2009, the Board of Directors approved changes to the Company's retirement benefit plans to transition from a defined benefit philosophy for retirement benefits to a defined contribution approach. As a result of the changes, the Company recognized $2.2 million ($1.5 million after-tax) of non-recurring pension curtailment and transition costs. In addition, the Company initiated a management reorganization plan to strengthen selected roles in the organization resulting in $0.5 million ($0.3 million after-tax) of reorganization charges during the second fiscal quarter of 2009.










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LANDAUER, INC. - ADD 2


Year-to-date net income was $19.1 million, an increase of 6 percent from $18.1 million in the prior year period. Earnings per diluted share were $2.04 compared with $1.94 for the same period last year. Excluding the effect of acquisition and reorganization costs, net income for the first nine months ended June 30, 2010 was $20.4 million, or $2.18 per diluted share. Excluding the effect of the pension curtailment and transition costs and the reorganization charges, net income for the first nine months of fiscal 2009 was $19.9 million, or $ 2.14 per diluted share.


FINANCIAL POSITION

Landauer ended the third fiscal quarter of 2010 with total assets of $144.2 million and negative working capital of $4.1 million, due to the current liability classification of $13.4 million in outstanding borrowings. $18 million in debt was incurred to support the acquisitions completed during the fiscal first quarter of 2010. This initial amount has been reduced with cash flow from operations. Cash provided by operating activities was $17.5 million, a decline of 3 percent from the first nine months of fiscal 2009.


FISCAL 2010 OUTLOOK

"We remain confident in the Company's long-term strategic initiatives and growth plan. We believe our near-term results will continue to be adversely affected by the factors noted above. In particular, although we continue to build strong relationships with the U.S. Military, there has been an unforeseen delay in the decision making process to fund multimillion dollar initiatives using Landauer technology. When we initially issued our annual guidance in December 2009, we anticipated purchase commitments in the second half of the 2010 fiscal year, which to date have not occurred. As we move through our fiscal fourth quarter, we are still pursuing these initiatives, but our visibility on funding is limited at this point in time. If funding does not occur in the fourth quarter, our full-year results will be below the bottom end of our original guidance range. We remain optimistic regarding the long-term opportunity with our Military partners," stated Saxelby.

Previously, Landauer anticipated fiscal 2010 aggregate revenue growth for the year to be in the range of 25 to 30 percent and a net income increase in the range of 4 to 8 percent, excluding the impact of acquisition and reorganization costs in fiscal 2010 and the fiscal 2009 after tax impact of pension curtailment and transition costs and reorganization costs of $1.8 million.

If the military sales outlined above do not materialize this fiscal year, Landauer's aggregate revenue growth for fiscal 2010 is anticipated to be in the range of 18 to 22 percent. Fiscal 2010 acquisitions are expected to contribute the majority of the growth. The current forecast includes expense spending of $1.5 to $2.5 million to support the Company's systems initiative. The Company projects a net income change in the range of a decline of 2 percent to an increase of 2 percent, excluding the after tax impact of acquisition and reorganization costs, of $1.3 million, in fiscal 2010 and the fiscal 2009 after tax impact of pension curtailment and transition costs and reorganization costs of $1.8 million.











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LANDAUER, INC. - ADD 3


CONFERENCE CALL DETAILS

Landauer has scheduled its third quarter conference call for investors over the Internet on Tuesday, August 3, 2010 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 877-941-0844 (within the United States and Canada) or 480-629-9645 (international calls), and reference the conference ID #4334774, about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company's website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada) or 303-590-3030 (international calls) passcode 4334774#, which will be available until September 3, 2010. The replay of the call will remain available on Landauer's website for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico, Sweden and other countries. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and diagnostic physics services and educational services to the medical physics community.


SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the section titled "Fiscal 2010 Outlook") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company's development and introduction of new technologies in general; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; government funding for the purchase of certain of the Company's equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; the costs associated with the Company's research and business development efforts; the usefulness of older technologies; the effectiveness of and costs associated with the Company's IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company's business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that





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LANDAUER, INC. - ADD 4


affect the cost of obligations under the Company's benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. You can find more information by reviewing the "Risk Factors" section in the Company's Annual Report on Form 10-K for the year ended September 30, 2009, and other reports filed by the Company from time to time with the Securities and Exchange Commission.






                          FINANCIAL TABLES FOLLOW

















































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LANDAUER, INC. - ADD 5


              FISCAL 2010 THIRD QUARTER FINANCIAL HIGHLIGHTS

         (unaudited, amounts in thousands, except per share data)



                              Three Months Ended     Nine Months Ended
                                    June 30,              June 30,
                              -------------------   -------------------
                                2010       2009       2010       2009
                              --------   --------   --------   --------

Net revenues                  $ 26,255   $ 23,468   $ 85,295   $ 70,860

Costs and expenses:
     Cost of sales              10,188      7,874     32,163     23,393
     Selling, general and
       administrative            8,085      6,612     24,297     19,793
     Net defined benefit
       plan curtailment loss
       and transition costs         --         --         --      2,236
     Acquisition and
       reorganization costs         23         --      1,683        489
                              --------   --------   --------   --------
                                18,296     14,486     58,143     45,911
                              --------   --------   --------   --------

Operating income                 7,959      8,982     27,152     24,949

Other income, net                  138        459      1,098      1,728
                              --------   --------   --------   --------

Income before taxes              8,097      9,441     28,250     26,677
Income taxes                     1,791      2,800      8,806      8,353
                              --------   --------   --------   --------

Net income                       6,306      6,641     19,444     18,324
Less: Net income attributed
  to noncontrolling interest       126         95        326        208
                              --------   --------   --------   --------
Net income attributed to
  Landauer, Inc.              $  6,180   $  6,546   $ 19,118   $ 18,116
                              ========   ========   ========   ========

Net income per share attri-
  butable to Landauer, Inc.
  shareholders:
      Basic                   $   0.66   $   0.70   $   2.05   $   1.95
                              ========   ========   ========   ========
      Weighted average
        basic shares
        outstanding              9,325      9,304      9,302      9,279
                              ========   ========   ========   ========


      Diluted                 $   0.66   $   0.70   $   2.04   $   1.94
                              ========   ========   ========   ========
      Weighted average
        diluted shares
        outstanding              9,365      9,347      9,341      9,326
                              ========   ========   ========   ========






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LANDAUER, INC. - ADD 6


                    SUMMARY CONSOLIDATED BALANCE SHEETS

                     (unaudited, amounts in thousands)



                                               June 30,   September 30,
                                                 2010         2009
                                               --------   -------------
ASSETS
Current Assets:
    Cash and cash equivalents                  $  8,023        $ 36,493
    Receivables, net of allowances               23,334          20,663
    Other current assets                         13,102          11,381
                                               --------        --------
Total current assets                             44,459          68,537

Net property, plant and equipment                36,970          26,151
Equity in joint venture                           7,711           7,421
Goodwill and other intangible assets,
  net of amortization                            48,501          17,380
Dosimetry devices, net of amortization            5,187           4,583
Other assets                                      1,375           1,133
                                               --------        --------
TOTAL ASSETS                                   $144,203        $125,205
                                               ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                           $  4,239        $  5,193
    Dividends payable                             5,135           4,996
    Deferred contract revenue                    15,599          15,632
    Short-term debt                              13,418              --
    Other current liabilities                    10,137          11,054
                                               --------        --------
Total current liabilities                        48,528          36,875

Non-current Liabilities:
    Pension and postretirement obligations        8,656           8,238
    Deferred income taxes                         7,056           4,608
    Other non-current liabilities                 1,689           1,030
                                               --------        --------
Total non-current liabilities                    17,401          13,876

Landauer, Inc. stockholders' equity              77,530          73,761
Noncontrolling interest                             744             693
                                               --------        --------
Total equity                                     78,274          74,454
                                               --------        --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                        $144,203        $125,205
                                               ========        ========















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